Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
 Village Super Market, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-216866, No. 333-172673 and No. 333-57315) on Form S-8 of Village Super Market, Inc. of our report dated October 12, 2017, with respect to the consolidated balance sheets of Village Super Market, Inc. and subsidiaries as of July 29, 2017 and July 30, 2016, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for the years ended July 29, 2017, July 30, 2016 and July 25, 2015, and the effectiveness of internal control over financial reporting as of July 29, 2017, which report appears in the July 29, 2017 annual report on Form 10-K of Village Super Market, Inc.

/s/ KPMG LLP
Short Hills, New Jersey
October 12, 2017